Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this registration statement of Primus Therapeutics, Inc. on Form S-1 of our report dated February 9, 2011 on our audit of the balance sheet of Primus Therapeutics Inc. as of December 31, 2010, and the related statements of operations, stockholders’ deficiency and cash flows for the period from April 21, 2010 (Inception) to December 31, 2010, which report includes an explanatory paragraph relating to Primus Therapeutics, Inc.’s ability to continue as a going concern. We also consent to the reference to our firm under the caption “Experts”.

/s/ J.H. Cohn LLP

Princeton, New Jersey
February 9, 2011